News Release

Contacts:

Media	Investor Relations
Robert C. Ferris	Murray Grainger
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	murray.grainger@honeywell.com

HONEYWELL THIRD QUARTER SALES UP 6% TO $9.3 BILLION;
EARNINGS UP 20% TO $0.97 PER SHARE

•	Forecasts Fourth Quarter EPS up 7 – 11% Despite Tougher Economic Environment
•	Narrows Full Year EPS Range to Increase of 19 – 20% Versus Prior Year

MORRIS TOWNSHIP, N.J., October 17, 2008 -- Honeywell (NYSE: HON) today announced third quarter 2008 sales of $9.3 billion, an increase of 6% versus the prior year. Earnings per share of $0.97 compares to $0.81 in the prior year, up 20%. Cash flow from operations was $769 million versus $910 million last year, and free cash flow (cash flow from operations less capital expenditures) was $556 million versus $736 million in the third quarter of 2007, primarily due to increased cash tax payments in the quarter. In the third quarter, Honeywell completed the sale of its Consumables Solutions business resulting in a pre-tax gain of $0.6 billion. Also during the third quarter, the company executed approximately $0.6 billion of repositioning, environmental and other actions across its businesses.

“We believe that demand for Honeywell’s differentiated technologies and solutions, combined with our great positions in good industries, will help the company outperform despite tougher global economic conditions. We continue to benefit from our large installed base, emerging regions presence and balance of long-and-short-cycle businesses,” said Honeywell Chairman and Chief Executive Officer Dave Cote. “In a more difficult environment, our conservative planning, proactive cost management, and common systems, processes and productivity initiatives are helping the company to deliver sustained earnings growth.”

Honeywell forecasts 2008 sales of approximately $37.2 billion, up 8% and narrowed its earnings per share range to $3.76 - 3.80, up 19% - 20% versus the prior year. Free cash flow is expected to be approximately $3.2 billion (cash flow from operations of $4.1 billion).

- MORE -

Q3 Results- 2

Segment Highlights

Aerospace

•

Sales were flat compared with the third quarter of 2007 as a result of a net decrease from acquisitions and divestitures (primarily the sale of the Consumables Solutions business) and accruals for amounts due to Business and General Aviation original equipment manufacturers (OEMs) to partially offset pre-production costs associated with new aircraft platforms. Sales, excluding the impact of acquisitions and divestitures and accruals for amounts due to OEMs, were up 5%.

•

Segment profit was down by 8% while segment margin decreased by 150 bps to 16.6% due to accruals for amounts due to Business and General Aviation OEMs, the Consumables Solutions divestiture, inflation, and higher spending to support new platform growth, partially offset by increased prices, productivity and volume growth. Excluding the impact of acquisitions and divestitures and accruals for amounts due to OEMs, segment profit was up 5% while segment margin increased 10 bps.

•

Honeywell’s HTF7250G, the newest member of the HTF7000 family of engines, was selected to power the new Gulfstream G250 business jet in an agreement valued at more than $4 billion over the life of the program, including aftermarket sales. Honeywell will also provide the G250’s auxiliary power unit, Environmental and Cabin Pressurization Equipment, Aircraft Lighting, Select Attitude and Heading Reference System and Terrain Awareness and Warning System.

•

Honeywell's IntuVue 3D Weather Radar was selected by Airbus for its A320s, A330s and A340s in a contract valued at $300 million over the life of the program, including aftermarket sales. IntuVue offers flight crews the ability to detect and avoid previously unforeseen turbulence, wind shears and dangerous storm activity. Deliveries are planned to start in the first quarter of 2010.

•

Bendix King by Honeywell announced three new systems in the AV8OR™ Series for general aviation pilots: the AV8OR™ Handheld Multi-Function Display, and AV8OR™ Horizon 3D and AV8OR™ Vision 3D Cockpit Information Systems with synthetic vision.

Automation and Control Solutions

•	Sales were up 15%, compared with the third quarter of 2007, driven by net growth from acquisitions and divestitures and the favorable impact of foreign exchange.
•

Segment profit grew 15% while segment margin was flat at 11.7% due principally to productivity savings, improved pricing, acquisitions and the favorable impact of foreign exchange, partially offset by inflation.

•

Buildings Solutions signed a $140 million contract with the province of Alberta, Canada to manage and maintain 18 new schools over the next 30 years. Climate control, fire and security systems are being installed in each school and will be linked together with Honeywell’s Enterprise Buildings Integrator™ platform, which will help them meet Leadership in Energy and Environmental Design® (LEED) Silver certification requirements. The work is part of a public-private partnership (P3) for the construction and upkeep of schools in the province and the first P3 project for Honeywell in North America.

•

Process Solutions announced that Hoku Materials, Inc., a wholly-owned subsidiary of Hoku Scientific, Inc., will use Honeywell’s Experion® Process Knowledge System, Safety Manager and batch management technologies and gas detection technologies. Honeywell’s products will help support the production of polysilicon, a key material needed for solar panels.

•

Honeywell Life Safety announced a $3 million contract with the Mexico City Fire Department for head-to-toe personal protective equipment. In May, Honeywell acquired Norcross Safety Products, which manufactures protective clothing and helmets, boots, gloves, hoods and other protective garments.

- MORE -

Q3 Results- 3

Transportation Systems

•	Sales were down 6% compared with the third quarter of 2007, due to lower volumes, partially offset by the favorable impact of foreign exchange.
•

Segment profit was down 18% while segment margin decreased 130 bps to 8.8% primarily due to volume declines, inflation and investments in product development to support future turbo platforms, partially offset by increased productivity and the favorable impact of foreign exchange.

•

Turbo Technologies was awarded contracts totaling more than $2 billion over the life of the programs in the third quarter.  The programs awarded included both gasoline and diesel platforms using Honeywell’s 2-stage technology and the latest Variable Nozzle Turbine (VNT) technology.  The vehicle engines range from 1.2L passenger vehicle engines to large 7L commercial vehicle engines on models in Europe and the U.S.

•

Honeywell’s turbocharging technologies were featured on more than 50 of the vehicles introduced during the 2008 Paris Motor Show. The new turbocharged vehicles launched at the show include gasoline, diesel and hybrid powertrains from BMW, Citroen, Hyundai, Kia, Opel and Renault and reflect a trend toward engine downsizing to maximize fuel efficiency across the global automotive industry.

Specialty Materials

•

Sales were up 9% compared with the third quarter of 2007, driven by increased pricing reflecting the pass-through of higher raw material costs and other pricing actions (including benefits from formula based pricing arrangements) most significantly in Resins and Chemicals and Fluorine Products, partially offset by lower UOP catalyst sales and unfavorable impact of hurricanes Gustav and Ike.

•

Segment profit grew 1% while segment margin decreased by 100 bps to 12.0% due principally to increased Resins and Chemicals and Fluorine Products sales including the pass-through of higher raw material costs and higher income from joint ventures, substantially offset by lower UOP sales and the impacts of hurricanes Gustav and Ike.

•

UOP joined Boeing and nine leading airlines to accelerate the development and commercialization of sustainable new aviation fuels. UOP also announced an agreement to form a joint venture with Ensyn Corp. to offer technology and equipment to convert second-generation biomass into oil for power generation, heating fuel and for conversion into transportation fuels.

•

Resins and Chemicals developed a patented new technology to produce a highly-effective, safer ammonium nitrate-based fertilizer with significantly lower explosive potential. The new technology received SAFETY Act Designation from the U.S. Department of Homeland Security under the Support Anti-terrorism by Fostering Effective Technologies Act, which was created to provide incentives, including liability protections, for the development and deployment of anti-terrorism technologies.

Honeywell will discuss its results during its investor conference call today starting at 8:00 a.m. EDT. To participate, please dial (719) 325-4906 a few minutes before the 8:00 a.m. start. Please mention to the operator that you are dialing in for Honeywell's investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company's Website (http://www.honeywell.com/investor). Investors can access a replay of the webcast starting at 11:00 a.m. EDT, October 17, until midnight EDT, October 24, by dialing (719) 457-0820. The access code is 6396348.

- MORE -

Q3 Results- 4

Honeywell International is a $38 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London and Chicago Stock Exchanges. For additional information, please visit www.honeywell.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

# # #

Q3 Results- 5

Honeywell International Inc. Consolidated Statement of Operations (Unaudited) (In millions except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Product sales	$7,375	$7,008	$22,363	$20,330
Service sales	1,900	1,727	5,481	4,984
Net sales	9,275	8,735	27,844	25,314
Costs, expenses and other
Cost of products sold (A)	6,153	5,450	17,749	15,778
Cost of services sold (A)	1,323	1,196	3,722	3,509
	7,476	6,646	21,471	19,287
Selling, general and administrative expenses (A)	1,309	1,144	3,854	3,360
Other (income) expense	(656)	(16)	(716)	(47)
Interest and other financial charges	112	124	342	331
	8,241	7,898	24,951	22,931
Income before taxes	1,034	837	2,893	2,383
Tax expense	315	219	808	628
Net income	$719	$618	$2,085	$1,755

Earnings per share of common stock - basic	$0.98	$0.83	$2.82	$2.28

Earnings per share of common stock - assuming dilution	$0.97	$0.81	$2.79	$2.25

Weighted average number of shares outstanding-basic	731	748	739	770

Weighted average number of shares outstanding -
assuming dilution	738	758	748	780

(A) Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement expense, and stock compensation expense.

Q3 Results- 6

Honeywell International Inc. Segment Data (Unaudited) (Dollars in millions)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Net Sales	2008	2007	2008	2007
Aerospace	$3,110	$3,102	$9,421	$8,969
Automation and Control Solutions	3,688	3,196	10,484	9,036
Specialty Materials	1,321	1,211	4,180	3,626
Transportation Systems	1,156	1,226	3,759	3,683
Corporate	—	—	—	—
Total	$9,275	$8,735	$27,844	$25,314

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Segment Profit	2008	2007	2008	2007
Aerospace	$516	$560	$1,681	$1,583
Automation and Control Solutions	430	373	1,148	980
Specialty Materials	158	157	609	524
Transportation Systems	102	124	400	437
Corporate	(48)	(47)	(153)	(144)
Total Segment Profit	1,158	1,167	3,685	3,380
Other income/ (expense) (A)	629	16	667	47
Interest and other financial charges	(112)	(124)	(342)	(331)
Stock compensation expense (B), (C)	(31)	(13)	(107)	(54)
Pension and other postretirement expense (B)	(36)	(105)	(89)	(251)
Repositioning and other charges (B)	(574)	(104)	(921)	(408)
Income before taxes	$1,034	$837	$2,893	$2,383

(A)	Equity income/(loss) of affiliated companies is included in Segment Profit, on a prospective basis, commencing January 1, 2008. Other income/(expense) as presented above includes equity income/(loss) of affiliated companies of $5 and $7 million for the three and nine months ended September 30, 2007, respectively.

(B)	Amounts included in cost of products and services sold and selling, general and administrative expenses.

(C)	Costs associated with restricted stock units ("RSU") are excluded from Segment Profit, on a prospective basis, commencing January 1, 2008. Stock compensation expense, including RSU expense, totaled $24 and $95 million for the three and nine months ended September 30, 2007, respectively. Stock option expense is included for all periods presented.

Q3 Results- 7

Honeywell International Inc. Consolidated Balance Sheet (Unaudited) (Dollars in millions)

	September 30,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$2,292	$1,829
Accounts, notes and other receivables	6,950	6,387
Inventories	4,082	3,861
Deferred income taxes	1,294	1,241
Other current assets	378	367
Total current assets	14,996	13,685

Investments and long-term receivables	703	500
Property, plant and equipment - net	4,986	4,985
Goodwill	10,178	9,175
Other intangible assets - net	2,334	1,498
Insurance recoveries for asbestos related liabilities	960	1,086
Deferred income taxes	617	637
Prepaid pension benefit cost	1,361	1,256
Other assets	947	983
Total assets	$37,082	$33,805

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
Accounts payable	$4,149	$3,962
Short-term borrowings	86	64
Commercial paper	2,215	1,756
Current maturities of long-term debt	929	418
Accrued liabilities	6,231	5,741
Total current liabilities	13,610	11,941

Long-term debt	5,963	5,419
Deferred income taxes	1,253	734
Postretirement benefit obligations other than pensions	1,986	2,025
Asbestos related liabilities	1,455	1,405
Other liabilities	3,277	3,059
Shareowners' equity	9,538	9,222
Total liabilities and shareowners' equity	$37,082	$33,805

Q3 Results- 8

Honeywell International Inc. Consolidated Statement of Cash Flows (Unaudited) (Dollars in millions)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income	$719	$618	$2,085	$1,755
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	247	207	693	620
Gain on sale of non-strategic businesses and assets	(623)	(6)	(635)	(21)
Repositioning and other charges	574	104	921	408
Net payments for repositioning and other charges	(97)	(182)	(237)	(355)
Pension and other postretirement expense	36	105	89	251
Pension and other postretirement benefit payments	(50)	(58)	(153)	(166)
Stock compensation expense	31	13	107	54
Deferred income taxes	5	(28)	248	169
Excess tax benefits from share based payment arrangements	(2)	(17)	(21)	(68)
Other	(61)	134	28	175
Changes in assets and liabilities, net of the effects of
acquisitions and divestitures:
Accounts, notes and other receivables	155	(251)	(465)	(603)
Inventories	(49)	(88)	(393)	(290)
Other current assets	16	—	(4)	36
Accounts payable	(76)	130	210	273
Accrued liabilities	(56)	229	59	233
Net cash provided by operating activities	769	910	2,532	2,471

Cash flows from investing activities:
Expenditures for property, plant and equipment	(213)	(174)	(552)	(457)
Proceeds from disposals of property, plant and equipment	2	5	52	87
Decrease in investments	—	—	14	—
Increase in investments	(4)	(20)	(4)	(20)
Cash paid for acquisitions, net of cash acquired	(800)	(458)	(2,108)	(566)
Proceeds from sales of businesses, net of fees paid	921	(1)	921	51
Other	—	—	7	—
Net cash used for investing activities	(94)	(648)	(1,670)	(905)

Cash flows from financing activities:
Net increase/(decrease) in commercial paper	689	(614)	459	1,299
Net increase in short-term borrowings	1	4	22	4
Payment of debt assumed with acquisitions	—	(40)	—	(40)
Proceeds from issuance of common stock	16	93	142	517
Proceeds from issuance of long-term debt	—	897	1,487	1,885
Payments of long-term debt	—	(8)	(425)	(415)
Excess tax benefits from share based payment arrangements	2	17	21	68
Repurchases of common stock	(1,018)	(296)	(1,459)	(3,783)
Cash dividends paid on common stock	(201)	(188)	(610)	(580)
Net cash used for financing activities	(511)	(135)	(363)	(1,045)

Effect of foreign exchange rate changes on cash and cash equivalents	(76)	27	(36)	42

Net increase in cash and cash equivalents	88	154	463	563
Cash and cash equivalents at beginning of period	2,204	1,633	1,829	1,224
Cash and cash equivalents at end of period	$2,292	$1,787	$2,292	$1,787

Q3 Results- 9

Honeywell International Inc. Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited) (Dollars in millions)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Cash provided by operating activities	$769	$910	$2,532	$2,471
Expenditures for property, plant and equipment	(213)	(174)	(552)	(457)
Free cash flow	$556	$736	$1,980	$2,014

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.